UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

BTU INTERNATIONAL, INC.

(Exact name of registrant as specified in its chapter)

Delaware	0-17297	04-2781248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Esquire Road, N. Billerica, Massachusetts	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 667-4111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)(1) Amendment to 2003 Equity Incentive Plan. On May 15, 2009, BTU International, Inc. (the “Company”) held its annual meeting of stockholders for 2009.

The Company’s stockholders approved an amendment to the Company’s 2003 Equity Incentive Plan (the “2003 Plan”) to effect a stock option exchange program. The Company’s Board of Directors had approved the amendment to the 2003 plan on April 27, 2009, subject to stockholder approval. A description of the amendment and the material provisions of the 2003 Plan are included under the caption “Proposal 2: Approval of an Amendment to the 2003 Equity Incentive Plan to Implement a Stock Option Exchange Program” in the Company’s Proxy Statement as filed with the Securities and Exchange Commission on April 17, 2009, which description is incorporated herein by reference.

The amendment to the 2003 Plan will allow the Company to implement a stock option exchange program under which it may exchange certain outstanding stock options for newly granted stock options with a lower exercise price but covering fewer shares.

(e)(2) 2009 Key Employee Incentive Plan. On May 15, 2009, the Compensation Committee of the Board of Directors adopted the 2009 Key Employee Incentive Plan (the “2009 KEIP Program”). Approximately 30 key employees, including all of the Company’s executive officers, will participate in the 2009 KEIP Program. Participants are assigned a target bonus (expressed as a percentage of their annual base salary) and they are eligible to earn a 2009 bonus ranging from 0% to 200% of their target. The achievement of the bonus will be based solely on meeting targets in three performance measures: 1) revenue from energy products, 2) cash at year end and 3) second half 2009 operating profit. Any bonus earned under the 2009 KEIP Program will be determined at 2009 year end, after completion of an external audit, and will be paid in cash.

Under the 2009 KEIP Program, the target bonuses (expressed as a percentage of their annual base salary) for the Company’s executive officers are:

Paul J. van der Wansem	40%
John J. McCaffrey	30%
James M. Griffin	25%
Peter J. Tallian	25%
Thomas P. Kealy	25%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTU INTERNATIONAL, INC.

By:	/s/ Paul J. van der Wansem
Paul J. van der Wansem
Chairman and Chief Executive Officer
May 20, 2009